Exhibit 19.1

BLUEONE TECHNOLOGIES, INC.

INSIDER TRADING POLICY

Effective Date

This Insider Trading Policy (the "Policy") has been adopted by the Board of Directors of BlueOne Technologies, Inc. (the "Company") to promote compliance with applicable federal securities laws prohibiting insider trading.

Persons Covered

This Policy applies to:

•	all directors;
•	all executive officers;
•	all employees of the Company;
•	consultants or contractors who receive material nonpublic information; and
•	any other person designated by the Company.

These individuals are referred to collectively as "Covered Persons."

Policy Statement

Covered Persons may not purchase, sell, or otherwise trade in the Company's securities while in possession of material nonpublic information concerning the Company.

Covered Persons also may not disclose material nonpublic information to another person who may trade on the basis of that information ("tipping").

The Company likewise prohibits trading in the securities of another company while in possession of material nonpublic information concerning that company obtained through employment or service with the Company.

Material Nonpublic Information

Information is generally considered "material" if a reasonable investor would consider it important in deciding whether to buy, sell, or hold securities.

Examples include, but are not limited to:

•	financial results or earnings;
•	significant mergers, acquisitions, or dispositions;
•	major financing transactions;
•	significant contracts;
•	changes in senior management;
•	significant litigation;
•	changes in dividend policy;
•	cybersecurity incidents;
•	significant regulatory developments; and
•	any other information reasonably expected to affect the market price of the Company's securities.

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Information is considered "nonpublic" until it has been broadly disseminated to the public and sufficient time has passed for the market to absorb the information.

Prohibited Transactions

Covered Persons shall not:

•	trade while aware of material nonpublic information;
•	recommend that another person purchase or sell Company securities while aware of material nonpublic information;
•	disclose material nonpublic information to any unauthorized person;
•	engage in transactions intended to evade the federal securities laws.

Blackout Periods

The Company may establish trading blackout periods whenever management determines that trading restrictions are appropriate.

During any blackout period, Covered Persons shall not engage in transactions involving Company securities unless specifically authorized by the Company.

Compliance with Federal Securities Laws

Covered Persons remain individually responsible for complying with all applicable federal and state securities laws.

Nothing in this Policy limits any obligations imposed by the Securities Exchange Act of 1934, SEC rules, or other applicable laws and regulations.

Reporting Concerns

Any Covered Person who becomes aware of a potential violation of this Policy should promptly report the matter to the Company's Chief Executive Officer or the Board of Directors.

Violations

Violations of this Policy may result in disciplinary action by the Company, including termination of employment or service, in addition to any civil or criminal penalties that may be imposed under applicable law.

Administration

The Board of Directors, or a person designated by the Board, shall be responsible for administering this Policy and may amend, interpret, or update it from time to time as necessary.

Acknowledgment

All Covered Persons are expected to familiarize themselves with this Policy and comply with its requirements as a condition of their service to the Company.

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Additional Definitions

Material Information

Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or if the information would reasonably be expected to affect the market price of the Company's securities.

Examples of material information include, but are not limited to:

•	quarterly or annual financial results;
•	earnings forecasts or significant changes in financial performance;
•	mergers, acquisitions, divestitures, or joint ventures;
•	significant financing transactions or capital raises;
•	changes in control of the Company;
•	significant contracts or loss of major customers;
•	significant litigation or governmental investigations;
•	changes in senior management or the Board of Directors;
•	declarations or changes in dividends;
•	cybersecurity incidents or data breaches;
•	significant regulatory developments; and
•	any other information that a reasonable investor would consider important when deciding whether to purchase, sell, or hold the Company's securities.

Nonpublic Information

Information is considered nonpublic until it has been broadly disseminated to the investing public through appropriate public disclosure, such as a press release, filing with the Securities and Exchange Commission, or other method reasonably designed to provide broad public access to the information, and sufficient time has elapsed for the marketplace to absorb the information. Generally, information should not be considered public until at least one full trading day has passed following its public dissemination.

Rule 10b5-1 Trading Plans

Covered Persons may establish trading plans intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934. Any such trading plan must comply with all applicable SEC rules and regulations, including any required cooling-off periods, certifications, and other conditions imposed by Rule 10b5-1, as amended.

The establishment, modification, or termination of any Rule 10b5-1 trading plan by a director or executive officer should be reviewed and approved by the Company prior to implementation to help ensure compliance with applicable securities laws and SEC disclosure requirements.

Nothing in this Policy is intended to limit any rights available under Rule 10b5-1 or applicable federal securities laws.

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Family Members and Controlled Entities

The prohibitions contained in this Policy apply not only to Covered Persons but also to transactions effected by:

•	a spouse, domestic partner, minor children, or other family members residing in the Covered Person's household;
•	any trust, partnership, corporation, limited liability company, or other entity controlled or substantially influenced by the Covered Person; and
•	any other person or entity whose securities transactions are directed by or are subject to the influence or control of the Covered Person.

Covered Persons are responsible for ensuring that these individuals and entities comply with this Policy.

Administration of the Policy

The Board of Directors shall have overall responsibility for administering this Policy and may delegate day-to-day administration to the Company's Chief Executive Officer or another officer designated by the Board.

The Board may amend, interpret, suspend, or terminate this Policy at any time, subject to applicable law.

Questions regarding the interpretation or application of this Policy should be directed to the Chief Executive Officer or the Board of Directors before any securities transaction is undertaken.

Adoption

This Insider Trading Policy was adopted by the Board of Directors of BlueOne Technologies, Inc. on July 13, 2026, and became effective immediately upon its adoption.

This Policy supersedes any prior informal practices or guidelines relating to insider trading and shall remain in effect until amended or repealed by the Board of Directors.

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